Exhibit 1.3

The Rules of the Board of Directors

Amended on September 17 2008

(Purpose)

Article 1

Except as otherwise provided in the laws and the Articles of Incorporation of the Company, the matters pertaining to the Board of Directors of the Company shall be governed by these rules.

(Person entitled to convene the meeting)

Article 2

1.	The Board of Directors shall be convened by the Chairman of the Board of Directors (hereinafter the “Chairman”).

2.	In case the Chairman is prevented from so acting or in the absence of the Chairman, the Vice Chairman (hereinafter the “Vice Chairman”) shall act in his place, and if both the Chairman and the Vice Chairman are prevented from so acting or in the absence of the Chairman and the Vice Chairman, the President shall act in his place.

3.	In case all of the Chairman, the Vice Chairman, and the President are prevented from so acting, one of the Representative Directors shall act in his place in the order previously fixed.

(Meeting to be held)

Article 3

A meeting of the Board of Directors shall be held once in every month as a general rule and shall be held from time to time whenever necessity arises.

In convening a meeting of the Board of Directors, notice to that effect shall be given to each Director and each Corporate Auditor at least three days prior to the date set for the meeting, provided however that this period may be shortened in case of emergency.

(Method of Resolution)

Article 4

Resolutions of a meeting of the Board of Directors shall be adopted by a majority vote of the Directors present who shall constitute in number a majority of Directors.

(Chairperson)

Article 5

The Chairman shall act as chairperson at the meeting of the Board of Directors. Paragraphs 2 and 3 of Article 2 shall apply mutatis mutandis to chairperson at the meeting of the Board of Directors.

(Matters to be resolved or reported)

Article 6

Matters to be resolved by the Board of Directors shall be as follows.

(1) Matters designated by the laws or the Article of Incorporation

(2) Matters authorized to resolve by a general meeting of shareholders

(3) Any important matter relating to the execution of business

Matters to be reported to the Board of Directors shall be the result of operation of the Company and other matters to be designated by the laws.

(Corporate Auditors)

Article 7

Corporate Auditors who attend any meeting of the Board of Directors may express their opinion thereat.

(Persons concerned)

Article 8

The Board of Directors may require any person concerned to the agenda to attend the meeting and to give his/her opinions thereat whenever necessity arises.

(WRITTEN BOARD RESOLUTIONS)

Article 9

Where the person entitled to convene board meetings under Article 2 above judges that a resolution of the Board of Directors is required urgently and that a board meeting cannot be held in time, in accordance with Article 24 of the Articles of Incorporation, the Company shall deem a resolution of the Board of Directors to have been adopted if all the Directors agree, and all Corporate Auditors indicate that they have no objection, to the resolution, in writing.

(REPORTS IN WRITING ETC.)

Article 10

Where the person entitled to convene board meetings under Article 2 above judges that a report to the Board of Directors is required urgently and that a board meeting cannot be held in time, in accordance with Article 372 of the Companies Act, a report to the Board of Directors may be replaced by a report made to all the Directors and all the Corporate Auditors in writing. Where this procedure is used to make written reports on the performance of duties, and either Directors or Corporate Auditors have questions thereon or request an explanation at subsequent Board Meetings, the Director who made the report in writing or otherwise shall respond and/or provide any explanation to the Board of Directors.

(Minutes)

Article 11

The general procedure and the resultant action taken at a meeting of the Board of Directors shall, in accordance with laws and regulations, be prepared and recorded in minutes, to which chairperson, and the Directors and Corporate Auditors present shall affix their names and seals and such minutes shall be kept at the Company.

Minutes shall be prepared and kept at the Company in accordance with the above-mentioned procedure in respect of deemed resolutions of the Board of Directors adopted in accordance with Article 9 above and matters reported in writing in accordance with Article 10. In both cases, the phrase in the minutes “Directors and Corporate Auditors present” shall be replaced with “all Directors and Corporate Auditors”.

(Secretary works)

Article 12

Secretariat, Legal Division, Corporate Planning & Strategy Division, Investment Administration Division, Accounting Division and Human Resources & General Affairs Division of the Company shall be in charge of the secretary works for a meeting of the Board of Directors and General Manager of Legal Division shall lead to that extent.

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